Exhibit 107.1

Calculation of Filing Fee Table

Form S-3
(Form Type)

Denali Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c)	29,290,754	$20.01(1)	$586,107,988	0.0001476	$86,510
Total Offering Amounts					$586,107,988		$86,510
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$86,510
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.
(2)This registration statement registers 3,244,689 outstanding shares of common stock of the registrant and 26,046,065 shares of common stock of the registrant issuable upon the exercise of pre-funded warrants issued by the registrant at an exercise price of $0.01 per share.

(3)Represents shares that may be sold by the selling stockholders identified in the registration statement. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on March 15, 2024.